EXHIBIT 12

PAUL
HASTINGS

1(212) 318-6275
rachaelschwartz@paulhastings.com

October 19, 2012	42264.00001

Daily Income Fund
Attention: Christine Manna
1411 Broadway, 28th Floor
New York, New York 10018

Value Line U.S. Government Money Market Fund
c/o EULAV Asset Management
Attention: Mr. Mitchel E. Appel
7 Times Square, 21st Floor
New York, New York 10036

Re:	Reorganization of the Value Line U.S. Government Money Market Fund, Inc. into the U.S. Government Portfolio, a series of the Daily Income Fund

Ladies and Gentlemen:

We have acted as counsel to the Daily Income Fund in connection with the reorganization of the Value Line U.S. Government Money Market Fund, Inc., a Maryland corporation (the “Acquired Fund”) into the U.S. Government Portfolio (the “Acquiring Fund”), a series of the Daily Income Fund, a Massachusetts business trust (the “Trust”), in accordance with an Agreement and Plan of Reorganization and Liquidation (the “Plan”) dated June 21, 2012, and the Form N-14 Registration Statement of the Daily Income Fund (Registration No. 333-182316) (the “Registration Statement”) as filed with the Securities and Exchange Commission on June 25, 2012.  Pursuant to the Plan and in accordance with the Registration Statement, the reorganization (the “Reorganization”) will consist of (1) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for (A) the issuance of the Acquiring Fund’s Institutional Service Class shares of beneficial interest, par value $.01 per share, equal to the net asset value represented by such shares (“Acquiring Fund Shares”) to the Acquired Fund and (B) the assumption by the Acquiring Fund of all of the Assumed Liabilities of the Acquired Fund, and (2) the distribution, on or promptly after the Closing Date, of the Acquiring Fund Shares to the shareholders of the Acquired Fund in liquidation and dissolution of the Acquired Fund, all upon the terms and conditions hereinafter set forth in the Plan.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Daily Income Fund in connection with the Reorganization.  For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement;

PAUL
HASTINGS

October 19, 2012

(c)
such other instruments and documents related to the formation, organization and operation of the Acquired Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	the certificate attached to this opinion as Exhibit A (the “Certificate”).

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.
That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be on or prior to the Closing Date) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

2.
That all representations, warranties and statements made or agreed to by the Daily Income Fund, the Acquiring Fund and the Acquired Fund, and their management, employees, officers, directors and shareholders thereof in connection with the Reorganization, including but not limited to those set forth in the Plan (including the exhibits) and the Certificates, are true and accurate at all relevant times; that all covenants contained in such documents are performed without waiver or breach of any material provision thereof; and that all individuals executing such documents, certificates, and instruments have the legal capacity to sign such documents on behalf of the respective fund.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

The transfer of all of the assets and Assumed Liabilities of the Acquired Fund to the Acquiring Fund in exchange for the issuance of the Acquiring Fund Shares to the Acquired Fund and the assumption by Acquiring Fund of all of the Acquired Fund’s Assumed Liabilities, followed by the distribution to shareholders of the Acquired Fund, in liquidation of Acquired Fund, of the Acquiring Fund Shares to Acquired Fund Shareholders in exchange for their Acquired Fund Shares and the dissolution of Acquired Fund, will constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(C) of the Code, and the Acquired Fund and the Acquiring Fund each will be considered “a party to a reorganization” within the meaning of Section 368(b) of the Code;

No gain or loss will be recognized by the Acquired Fund upon (a) the transfer of its assets and Assumed Liabilities to the Acquiring Fund in exchange for the issuance of shares of the Acquiring Fund to the Acquired Fund and the assumption by the Acquiring Fund of the Acquired Fund’s Assumed Liabilities, if any, and (b) the distribution by the Acquired Fund to its shareholders of shares of the Acquiring Fund received as a result of the Reorganization (Sections 361(a), 354(a) and 357(a) of the Code);

No gain or loss will be recognized by the Acquiring Fund upon its receipt of the assets and Assumed Liabilities of the Acquired Fund in exchange for the issuance of shares of the Acquiring Fund to the Acquired Fund and the assumption by the Acquiring Fund of the Acquired Fund’s Assumed Liabilities, if any (Section 1032(a) of the Code);

PAUL
HASTINGS

October 19, 2012

The tax basis of the Acquiring Fund Shares received by a shareholder of the Acquired Fund in the aggregate will be the same as the aggregate tax basis of the shareholders’ Acquired Fund Shares immediately prior to the Reorganization (Section 358(a)(1) of the Code);

The tax basis of the Acquiring Fund in the assets and Assumed Liabilities of the Acquired Fund received pursuant to the Reorganization will be the same as the tax basis of the assets and Assumed Liabilities in the hands of the Acquired Fund immediately before the Reorganization (Section 362(b) of the Code);

The tax holding period for the shares of the Acquiring Fund issued in connection with the Reorganization will be determined by including the period for which the shareholder held shares of the Acquired Fund exchanged therefor, provided that the shareholder held such shares of the Acquired Fund as capital assets;

The tax holding period for the Acquiring Fund with respect to the assets and Assumed Liabilities of the Acquired Fund received in the Reorganization will include the period for which such assets and Assumed Liabilities were held by the Acquired Fund (Section 1223(2) of the Code);

The Acquired Fund’s shareholders will not recognize gain or loss upon the exchange of their shares of the Acquired Fund for shares of the Acquiring Fund as part of the Reorganization;

The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder (Section 381(a) of the Code); and

The tax year of the Acquired Fund will end on the date of the Reorganization (Section 381(b) of the Code).

No opinion will be expressed as to the effect of the Reorganization on (i) the Acquired Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any Acquired Fund Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization.  We do not express any opinion concerning any laws of states or jurisdictions other than the federal law of the United States of America. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinion expressed herein under conflicts of laws principles or otherwise.  In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may not be relied upon except by the Acquiring Fund and the Acquired Fund and their shareholders with respect to the consequences specifically discussed herein.

This opinion addresses only the general tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions.

PAUL
HASTINGS

October 19, 2012

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan or to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof.  To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion represents only our best judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts.  The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you for the purposes set forth in section 8.6 of the Plan and is solely for your benefit.  We consent to the filing of this opinion with and as part of the Registration Statement. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code.  This tax advice was written to promote the marketing of the matters described herein.  You should consult your own tax adviser with respect to the advice and the potential investment.

Very truly yours,

/s/ Paul Hastings LLP

PAUL HASTINGS LLP